                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 ENNIS BUSINESS FORMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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         -----------------------------------------------------------------------
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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
                           ENNIS BUSINESS FORMS, INC.
                           1510 N. HAMPTON, SUITE 300
                              DESOTO, TEXAS 75115
                            TELEPHONE (972) 228-7801

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 1999

                            ------------------------

To the Shareholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ennis Business Forms, Inc., a Texas corporation (the "Company"), will be held in The DeSoto City Hall, 211 East Pleasant Run Road, DeSoto, Texas 75115 at 10:00 a.m., Central Daylight Time, on Thursday, June 17, 1999 for the following purposes:

    1.  To elect three directors for terms ending in 2002;

    2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending February 29, 2000;

    3. To consider an amendment to the Articles of Incorporation to eliminate cumulative voting; and

    4.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on April 15, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

    If you do not expect to be present at the meeting, please date and sign the enclosed form of Proxy and return it promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

    A copy of the Company's Annual Report for the fiscal year ended February 28, 1999, which contains financial statements and other information of interest to shareholders, is being mailed to you herewith.

                                          By Order of the Board of Directors,

                                          Harve Cathey
                                          SECRETARY

DeSoto, Texas
May 17, 1999

                           ENNIS BUSINESS FORMS, INC.
                           1510 N. HAMPTON, SUITE 300
                              DESOTO, TEXAS 75115
                            TELEPHONE (972) 228-7801

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 1999
                                 10:00 A.M. CDT
                              THE DESOTO CITY HALL
                           211 EAST PLEASANT RUN ROAD
                              DESOTO, TEXAS 75115

                            ------------------------

                  FIRST MAILED TO SHAREHOLDERS ON MAY 17, 1999

    The holders of the Company's Common Stock of record at the close of business on April 15, 1999 are entitled to vote at the Annual Meeting of Shareholders, which will be held on June 17, 1999. A form of Proxy is enclosed for use at such meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED. THE PROXY MAY BE REVOKED BY WRITTEN INSTRUCTION ADDRESSED TO THE SECRETARY OF THE COMPANY, OR IF A SHAREHOLDER ATTENDS THE MEETING AND WISHES TO VOTE HIS SHARES IN PERSON HE MAY SO DIRECT THE PROXY JUDGES EITHER IN WRITING OR ORALLY.

    The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of Proxy and the cost, which is estimated to be nominal, of further solicitation hereinafter referred to, is to be borne by the Company. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, facsimile machine or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting material to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

    At the close of business on April 15, 1999, the Company had issued and outstanding 16,253,444 shares of Common Stock, each share being entitled to one vote except in the election of directors. No other class of stock was then or is now outstanding.

                             PRINCIPAL SHAREHOLDERS

    The following persons own more than five percent of the outstanding voting securities of the Company:

                                                                                   AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP      CLASS
-----------------  -------------------------------------------------------------  ----------------------  -----------
Common Stock.....  David L. Babson and Company Incorporated
                     One Memorial Drive
                     Cambridge, Massachusetts 02142-1300                               1,225,000 shares         7.5%

Common Stock.....  Royce & Associates, Inc.
                     1414 Avenue of the Americas
                     New York, New York 10019                                          1,137,300 shares         7.0%

    The following table lists, as of the close of business on April 15, 1999, the Company's stock beneficially owned by each director, each of the most highly compensated executive officers, and all directors and executive officers as a group:

                                                            COMMON STOCK BENEFICIAL OWNERSHIP
                                                    --------------------------------------------------
                                                                     NUMBER OF SHARES
                                                    --------------------------------------------------
                                                                              OBTAINABLE                  PERCENT OF
                                                    DIRECTLY   INDIRECTLY    THROUGH STOCK                OUTSTANDING
NAME/GROUP                                            OWNED       OWNED     OPTION EXERCISE    TOTAL        SHARES
--------------------------------------------------  ---------  -----------  ---------------  ---------  ---------------
Joe R. Bouldin....................................          0                      9,000         9,000         *
James B. Gardner..................................     10,125       1,000(2)                    11,125         *
Ronald M. Graham..................................          0                                        0         *
Harold W. Hartley.................................      3,375      24,975(1)                    28,350         *
Robert L. Mitchell................................     59,581                                   59,581         *
Thomas R. Price...................................     21,500      20,000(2)                    41,500         *
Ewell L. Tankersley...............................      5,625         500(2)                     6,125         *
James C. Taylor...................................      2,000                                    2,000         *
Keith S. Walters..................................          0                                        0         *
All Directors and Executive Officers as a group
  (12)............................................    120,206                     25,750       192,431           1.2%

------------------------

(1) Shares held in trust of which Mr. Hartley is one of two trustees with shared voting power.

(2) Indirect shares attributable to Mr. Gardner, Mr. Price and Mr. Tankersley are held in trust for the benefit of the named Directors. Each has voting power over the shares.

*   Indicates less than 1%.

    Except as set forth above, management of the Company is not aware of any other person or group of persons that owns in excess of 5% of the outstanding Common Stock. Management is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year and is not aware of any contractual arrangements or pledges of securities the operation of the terms of which may at a subsequent date result in a change in control of the Company.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

    Provided a quorum is present, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors. With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder's votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder's intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote may cumulate their votes. Upon such written notice, the persons named in the accompanying form of Proxy may cumulate their votes if additional persons are nominated at the Annual Meeting for the election of directors. As a result, the Board of Directors is soliciting discretionary authority to cumulate votes.

    The proxies named in the accompanying form of Proxy have been designated by the Board of Directors, and they intend to vote for the election of the persons named below to the Board of Directors. One of the nominees has previously been elected by the shareholders. Should any of the nominees become unavailable for any reason, the shares represented by proxy will be voted for an alternate nominee who will be designated by management of the Company. Management has no reason to believe that any of the nominees will be unavailable for election or service as a director.

    The following table sets forth certain information concerning each nominee and continuing director. Except as set forth therein, none of the nominees or continuing directors is an officer or director of any other publicly-owned corporation or entity.

                 NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2002

                                                                                                            YEAR IN WHICH
NAME OF NOMINEE OR                                                                                          SERVICE AS A
CONTINUING DIRECTOR                     BACKGROUND AND STOCK BENEFICIALLY OWNED                  AGE       DIRECTOR BEGAN
---------------------------  --------------------------------------------------------------      ---      -----------------
Keith S. Walters...........  Chairman of the Board, CEO and President of the Company. Mr.            49            1997
                               Walters joined the Company in August 1997 as Vice
                               President-Commercial Printing Operations and was appointed
                               Vice Chairman of the Board and Chief Executive Officer in
                               November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and
                               Production Company, for 8 years, most recently as Vice
                               President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies
                               Corporation for 15 years, primarily in manufacturing and
                               operations.

James B. Gardner...........  Managing Director of Service                                            64            1970
                               Asset Management Company, a financial services firm, since
                               May 1994. Mr. Gardner served as President and Chief
                               Executive Officer, Pacific Southwest Bank, F.S.B. from
                               November 1991 to May 1994 and served as Chairman of the
                               Board and President of Elm Interests, Inc., from August 1990 to November 1991. Mr. Gardner has also been a director of
                               Century Telephone Enterprises, Inc. since

                                                                                                            YEAR IN WHICH
NAME OF NOMINEE OR                                                                                          SERVICE AS A
CONTINUING DIRECTOR                     BACKGROUND AND STOCK BENEFICIALLY OWNED                  AGE       DIRECTOR BEGAN
---------------------------  --------------------------------------------------------------      ---      -----------------
                               1981 and serves as a director of NAB Asset Corporation.
                               Beneficial owner of 11,125 shares.

Joe R. Bouldin.............  Director of the Company's Central Business Unit                         48            1998
                               Mr. Bouldin is Director of the company's Central Business
                               Unit and has held this position since August, 1999. Mr.
                               Bouldin was elected Director of the Company in July 1998.
                               Mr. Bouldin has been continuously employed by the Company
                               since 1975 in various management positions. Beneficial owner of 2,134 shares (shares held by Trustee of Ennis Business
                               Forms, Inc. Employee Stock Ownership Plan).

           CONTINUING DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2000

                                                                                                            YEAR IN WHICH
NAME OF NOMINEE OR                                                                                          SERVICE AS A
CONTINUING DIRECTOR                     BACKGROUND AND STOCK BENEFICIALLY OWNED                  AGE       DIRECTOR BEGAN
---------------------------  --------------------------------------------------------------      ---      -----------------
Robert L. Mitchell.........  Retired President and Chief Operating Officer of the Company.           65            1985
                               Mr. Mitchell retired in December 1989. Prior to that date, he served as President and Chief Operating Officer of the
                               Company from April 1985, and was continuously employed by
                               the Company beginning in 1969. Beneficial owner of 59,581
                               shares.

Thomas R. Price............  Owner and President of Price Industries, Inc., Ennis, Texas.            60            1989
                               Mr. Price has been engaged in his present occupation since
                               1975 and is a director of Price Bros. Co., Dayton, Ohio.
                               Beneficial owner of 41,500 shares.

Ewell L. Tankersley........  Ranching and Investments.                                               66            1988
                               Since his retirement from KPMG LLP (formerly KPMG Peat
                               Marwick LLP) in June 1985, Mr. Tankersley has engaged in the business of ranching, private investing, and, until early
                               1992, in the private consulting business. Mr. Tankersley
                               served as an audit partner with KPMG Peat Marwick LLP from
                               1966 until his retirement in 1985. Beneficial owner of 6,125 shares.

           CONTINUING DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2001

                                                                                                            YEAR IN WHICH
NAME OF NOMINEE OR                                                                                          SERVICE AS A
CONTINUING DIRECTOR                     BACKGROUND AND STOCK BENEFICIALLY OWNED                  AGE       DIRECTOR BEGAN
---------------------------  --------------------------------------------------------------      ---      -----------------
Harold W. Hartley..........  Investments.                                                            75            1971
                               Mr. Hartley retired in December 1985 and since that time has managed his private investments. From June 1984 to December
                               1985, he served as a

                                                                                                            YEAR IN WHICH
NAME OF NOMINEE OR                                                                                          SERVICE AS A
CONTINUING DIRECTOR                     BACKGROUND AND STOCK BENEFICIALLY OWNED                  AGE       DIRECTOR BEGAN
---------------------------  --------------------------------------------------------------      ---      -----------------
                               consultant to Tenneco Financial Services, Inc. From February
                               1981 to June 1984 Mr. Hartley served as Executive
                               Vice-President of Tenneco Financial Services, Inc.
                               Beneficial owner of 28,350 shares.

Kenneth G. Pritchett.......  President of Ken Pritchett Properties                                   61            1999
                               Ken Pritchett Properties, Inc. is a Commercial and
                               Residential Development Corporation in the Dallas/ Ft. Worth
                               Metropolitan area since 1968, specializing in shopping
                               center and exclusive residential development. Mr. Pritchett is on the Board of Trustees, and Chairman of the Planning
                               Committee for Charlton Methodist Hospitals. He is a Life
                               Director for the National Home Builders, and the Texas Home
                               Builders Association. He serves on the Executive Committee for the Metropolitan Homebuilders Association. (Note 1)

James C. Taylor............  Principal, The Anderson Group Inc.                                      57            1998
                               Bloomfield Hills, Michigan, a private investment firm
                               engaged in the acquisition and management of businesses in a variety of industries. Since joining The Anderson Group Inc.
                               in 1989, Mr. Taylor has served as the President and Chief
                               Executive Officer of three businesses affiliated with The
                               Anderson Group Inc.: Burwood Products Company, a wall decor and clock manufacturer (February 1995 to the present); The
                               Bargeman Company, a supplier of proprietary products to the recreational vehicle and utility trailer industries (January
                               1992 to December 1994); and Advance Stamping Company, a
                               supplier of metal stampings to the automotive, electrical
                               and hardware industries (January 1989 to September 1991).
                               Prior to 1989, Mr. Taylor was with United Technologies
                               Corporation for 19 years, primarily in manufacturing
                               operations, including 7 years as a Group Vice President.
                               owner of 2,000 shares.

Note 1--On April 21, 1999, Mr. Pritchett was elected by its Board of Directors to fill the unexpired term of Mr. Pat G. Sorrells. Mr. Ronald M. Graham, who was elected to the Board in July 1998 when Mr. Sorrells resigned, was serving as Director on a temporary basis while the Nominating Committee completed a search for an outside director candidate. Mr. Graham resigned to create the vacancy for Mr. Pritchett.

                               BOARD COMPENSATION

    Non-employee directors receive an annual retainer of $15,000 plus $1,500 for each board meeting attended and $1,000 for each committee meeting attended other than in conjunction with a board meeting. In addition, each committee chairman receives an annual retainer of $4,000. Travel and accommodation expenses of directors incurred with respect to board and committee meetings are also reimbursed by the Company. Also, in October 1998, the Board adopted a policy to grant each outside director an option to purchase 5,000 shares at the time of election and 2,000 shares annually while service as a director continues. These are non-qualified options as provided under the 1998 Option and Restricted Stock Plan. Members of the Board of Directors who are officers of the Company or its subsidiaries do not receive any fees for serving on the Board of Directors or its committees. Pursuant to this policy, Mr. Gardner, Mr. Hartley, Mr. Mitchell, Mr. Price, Mr. Tankersley and Mr. Taylor were granted options of 5,000 shares each on October 1998.

MEETINGS OF BOARD AND COMMITTEES

    The Company's Board held ten meetings during the fiscal year ended February 28, 1999. The Board's Audit, and Executive Compensation and Stock Option committees each held three meetings. No committee members missed a meeting.

                            COMMITTEES OF THE BOARD

    AUDIT COMMITTEE. This committee meets with the independent certified public accountants twice a year to review the annual audit plan and the results of their audit examination. The committee reviews the effectiveness of the Company's internal control policies and procedures, the activities of the Company's internal audit function and considers any issues raised by the independent certified public accountants. The committee currently consists of Mr. Mitchell (Chairman), Mr. Hartley and Mr. Tankersley.

    EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE. See Executive Compensation for a discussion of the purpose of the Committee and the names of the directors who serve on this Committee.

    NOMINATING COMMITTEE. This committee considers and makes recommendations to the Board of Directors regarding any nominee submitted for election to the Board, whether submitted by management, by other members of the Board of Directors or by shareholders. Although no nominee has ever been submitted by shareholders, in the event any shareholder wishes to nominate a candidate for director, the Board of Directors, through this committee, would consider such a nomination upon receipt of a written nomination, including the business history of the candidate, mailed to the attention of the Board of Directors or upon an oral presentation of the candidate's qualifications to the Board of Directors or the committee. The committee currently consists of Mr. Hartley (Chairman), Mr. Mitchell and Mr. Taylor.

    EXECUTIVE COMMITTEE. At a meeting of the Board of Directors on April 22, 1998, the Board established an Executive Committee. The committee is authorized to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company, except in instances in which action of the full Board of Directors is required by the Articles of Incorporation of the Company or by applicable law. The committee currently consists of Mr. Gardner (Chairman), Mr. Walters and Mr. Tankersley.

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"), which is composed entirely of the three non-employee directors listed below, has furnished the following report on executive compensation. The Committee report documents the components of the Company's executive officer compensation programs and describes the compensation philosophy on which 1999 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the two other executive officers that are named in the compensation tables who are currently employed by the Company (the "Named Executives"). The decisions of the Committee with respect to the compensation of the executive officers are submitted to and subject to ratification by the Board of Directors prior to implementation.

COMPENSATION PHILOSOPHY

    The executive compensation program of the Company is reviewed annually by the Committee and it is the philosophy of the Company that executive compensation is directly linked to continuous improvements in corporate performance. Specifically, the following objectives have been adopted by the Committee as guidelines for compensation decisions:

    - Provide a competitive total executive compensation package that enables the Company to attract and retain key executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business.

    - Enhance the compensation potential of executives by integrating pay programs with the Company's annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

    - Provide variable compensation opportunities that are linked with the performance of the Company, emphasizing net earnings, return on capital and revenue growth.

    The Committee engaged a recognized independent compensation consultant, in fiscal year 1999 to serve as the Committee's independent consultant and to undertake a third-party evaluation of current compensation arrangements in light of competitive market conditions.

CASH COMPENSATION

    Cash compensation includes base salary and the Company's annual incentive plan awards. The base salary of each of the Company's executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the range of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. The performance of each Named Executive officer is reviewed annually by the Committee and the Chief Executive Officer in the case of the other executive officers, taking into account the Company's operating and financial results for that year, the contribution of each executive officer to such results, the achievement of goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Committee accesses comparable salary and incentive compensation information for a number of representative companies in the industry for comparison purposes. Following its review of the performance of the Company's Named Executive officers, the Committee reports its recommendations for salary increases and incentive awards to the Board of Directors. In fiscal year 1999, annual base salary increases and incentive compensation awards were approved by the Committee and reported to the Board of Directors for all of the Named Executives, and incentive compensation awards were approved by the Committee for all of the executives (other than the Named Executives). The Committee believes the recommended salary increases and incentive awards were warranted, are properly aligned to the

Board's compensation philosophy, and consistent with the performance of such executives during fiscal year 1999 based on the Committee's evaluation of each individual's overall contribution to accomplishing the Company's fiscal year 1999 corporate goals and of each individual's achievement of individual goals during the year.

LONG-TERM INCENTIVES

    The Committee believes that it is essential to align the interests of the Company executives and other management personnel responsible for the growth of the Company with the interests of the Company's stockholders. The Committee believes the long-term alignment of its executives to shareholders is best accomplished through the provision of stock-based incentives. Therefore, pursuant to the recommendation of the members of the Committee, the Company's Board of Directors and stockholders approved the 1998 Option and Restricted Stock Plan at the June 18, 1998 Shareholders Meeting that provides for granting stock options and restricted stock awards. The purpose of this Plan is to foster and promote the long-term financial success of the Company by providing a means through which the Company and its subsidiaries can attract and retain key executive and managerial employees, consultants and non-employee directors who can contribute materially to that success. The Committee will continue to review long-term incentives and make recommendations, where appropriate, to the Company's Board of Directors, from time to time, to assure the Company's executive officers and other key employees are appropriately motivated and rewarded based on the long-term financial progress of the Company.

    In determining the compensation of Mr. Keith Walters, the Chairman and Chief Executive Officer, the Committee (with Mr. Walters not participating) with the assistance of the Committee's independent compensation consultant considered the Company's operating and financial results for fiscal year and his promotion to Chairman, evaluated his individual performance and contribution to those results, and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, the Committee recommended and the Company's Board of Directors acknowledged that his base annual salary was adjusted to $275,000 (83% of the market value or midpoint for his position in the Company's salary administration system), effective July 30, 1998. A performance bonus of $134,750 was approved for Mr. Walters based on predetermined performance criteria on revenue growth, return on capital employed and net income. In addition, Mr. Walters was granted 100,000 stock options in fiscal year 1999.

SUMMARY

    As demonstrated in each of the plans above, compensation in all its forms is linked directly to objective performance criteria of the Company, business units where applicable, and the individual executive's performance. By doing so, the Committee has created an environment which encourages long-term decisions which will benefit the Company, its shareholders, customers, and employees and at the same time allows the executives, managers, and key contributors within the Company to share in the success of those decisions and actions. Furthermore, the Committee believes that the total compensation program for executive officers of the Company will be competitive with the compensation programs provided by other corporations with which the Company competes.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows a corporation's deduction for remuneration paid to its chief executive officer and its named executive officers in excess of $1 million per person. Performance-based compensation and certain other compensation, as defined, is not subject to the deduction limitation of this regulation. The Company's Chief Executive Officer nor any of its four other highest compensated officers has received remuneration in excess of such limitation in fiscal year 1999 or is it currently anticipated that any Named Executive could earn annual compensation in excess of the one million dollar definition under existing plans. The Company continually reviews its compensation plans to avoid potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has entered into employment agreements with the executive officers of the Company. The agreements provide that for a continuing three-year employment period plus two 1-year extensions. Each of such employment agreements provides that if the officer terminates his employment for good reason or during the two-year period following a change of control of the Company, the Company will (a) make a lump sum payment to him of salary earned through the date of termination, (b) make a lump sum severance payment to him of the amount determined by multiplying his base amount times a multiple per his agreement,
(c) accelerate vesting of all long-term incentives, to include but not limited to stock options, restricted stock, any other long-term incentive grants, and
(d) continue to provide certain welfare plan and other benefits for a period of one year or as long as such plan or benefits allow or until the executive is employed under the benefit plans of another company.

    For purposes of the employment agreements, "good reason" includes (i) a change in the officer's position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement and (iv) a reduction in base annual salary.

ANNUAL INCENTIVE PLAN

    Under the Company's Annual Incentive Plan (the "AIP"), additional compensation may be paid to participating employees, including executive officers, based on individual contributions and overall performance of the Company and its key operating business units during the fiscal year. The AIP is administered by the Executive Compensation and Stock Option Committee of the Board of Directors. The AIP is open to key employees selected by the Committee. The Company targets bonuses based on a percentage of base salary, depending on the position level of the participant and performance levels achieved relative to pre-determined strategic goals for the fiscal year. Upon a change of control of the Company, a prorated bonus at target or higher levels shall become immediately payable under the AIP. Bonuses are payable in cash.

1998 OPTION AND RESTRICTED STOCK PLAN

    The Ennis Business Forms, Inc. 1998 Option and Restricted Stock Option Plan (1998 Plan) was approved by the shareholders in Jun 1998. The purpose of the 1998 Plan is to promote the long-term success of the Company and its subsidiaries by providing a means through which the Company and its subsidiaries can attract and retain key executive and managerial employees, consultants and non-employee directors who can contribute materially to that success. This purpose will be accomplished under the 1998 Plan by the award of Incentive Stock Options and Non-Qualified Options (collectively referred to as "Options") to purchase shares of Common Stock, par value $2.50 per share, of the Company ("Shares") as well as the award of restricted shares of the Common Stock, par value $2.50 per share, of the Company ("Restricted Shares").

    The Committee believes the actions taken regarding executive compensation were appropriate in view of individual and corporate performance.

Ewell L. Tankersley--Chairman          James B. Gardner          James C. Taylor

                          SUMMARY COMPENSATION TABLE *

                                                                                         NUMBER OF
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                                                          OPTIONS
                                                    ANNUAL COMPENSATION (B)              LONG-TERM
                                          -------------------------------------------  COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION(A)              YEAR       SALARY      BONUS      OTHER       AWARDS       COMPENSATION(C)
----------------------------------------  ---------  ----------  ---------  ---------  -------------  -----------------
Keith S. Walters(e) ....................       1999  $  233,461    134,750                 100,000
  Chairman of the Board,                       1998  $   79,423                             20,000
  President and Chief
  Executive Officer

Ronald M. Graham .......................       1999  $   79,464     30,800                  16,000
  Vice President--Human
  Resources

David P. Erickson ......................       1999  $   86,154     36,400                  16,000
  Vice President--Dealer
  Relations

Kenneth A. McCrady(d) ..................       1999  $   56,251                                              12,871
  Chairman of the Board                        1998  $  162,019                                              12,767
                                               1997  $  180,000

Nelson Ward(f) .........................       1999  $   79,617                             20,000            5,092
  President and Chief                          1998  $  126,731                                               5,133
  Operating Officer                            1997  $  103,423

------------------------

* There were no Restricted Stock Awards, SARs or LTIP Payouts during the three most recent fiscal years.

(a) This table includes the Chief Executive Officer and all other executive officers whose compensation exceeded $100,000 for the most recent fiscal year.

(b) All amounts are for fiscal years ended February 28 or 29.

(c) Amounts under "All Other Compensation" represent dividend pass-through payments from the Company's Employee Stock Ownership Plan. The Employee Stock Ownership Plan was approved by the shareholders on May 29, 1975. Approximately 1,450 directors, officers and employees of the Company and its subsidiaries are eligible to participate. Contributions may be made in the Company's Common Stock or in cash which must be invested by the Trustee in Common Stock of the Company within 30 days of the contribution. There were no contributions to the Plan for any officer or director during the three most recent fiscal years.

(d) Mr. McCrady served as Chairman of the Board and Chief Executive Officer until November 1997, when Mr. Walters was elected Vice Chairman of the Board and Chief Executive Officer. Mr. McCrady continued to serve as Chairman of the Board until his retirement in June 1998.

(e) Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and served in that position until being named Vice Chairman of the Board and Chief Executive Officer in November 1997. In June 1998, Mr. Walters was elected Chairman of the Board and Chief Executive Officer, and in July 1998 to the additional office of President.

(f) Mr. Ward retired as President and Chief Operating Officer in July 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED PRICE
                                  NUMBER OF       % OF TOTAL                                APPRECIATION FOR OPTION
                                  SECURITIES     OPTIONS/SARS    EXERCISE OR                          TERM
                               UNDERLYING SARS    GRANTED TO     BASE PRICE                 ------------------------
                                  GRANTED(1)      FISCAL YEAR     PER SHARE    EXPIRATION       5%          10%
                               ----------------  -------------  -------------  -----------  ----------  ------------
David Erickson...............         16,000            6.7%          10.06      10/08/08   $  101,280  $    256,480
Ronald M. Graham.............         16,000            6.7%          10.06      10/08/08   $  101,280  $    256,480
Keith S. Walters.............        100,000           41.7%          10.06      10/08/08   $  632,000  $  1,623,000

------------------------

(1) Total number of options granted to employees during fiscal 1999 was 238,750.

(2) Options become exercisable in increments of 25% per year (cumulative) beginning October 8, 2000.

No stock options were granted to Mr. McCrady or Mr. Ward during the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      BY FISCAL YEAR-END OPTION/SAR VALUES

                                                                                    NUMBER OF SECURITIES
                                                                                   UNDERLYING UNEXERCISED
                                                                                 OPTION/SARS AT FISCAL YEAR
                                                                                            END
                                                                                ----------------------------
NAME                                                                             EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------  -------------  -------------
Keith S. Walters..............................................................       --             120,000
Ronald M. Graham..............................................................       --              16,000
David P. Erickson.............................................................       --              16,000

No shares were acquired upon the exercise of a stock options during the last fiscal year, and there were no unexercised in-the-money options at the fiscal year end.

                             PENSION PLAN TABLE (1)

                                                                               YEARS OF SERVICE
                                                             -----------------------------------------------------
REMUNERATION                                                    15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000...................................................  $  19,392  $  25,856  $  32,321  $  38,785  $  45,249
150,000....................................................     24,080     32,106     40,133     48,160     56,186
175,000....................................................     28,767     38,356     47,946     57,535     67,124
200,000....................................................     33,455     44,606     55,758     66,910     78,061

------------------------

(1) The Company has a noncontributory retirement plan that covers substantially all of the employees of the Company and certain of its subsidiaries. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Revenue Reconciliation Act of 1993, effective March 1, 1997, the maximum annual compensation covered by the plan is limited to $160,000. Future years' maximum can be increased for inflation. The table above sets forth approximate annual retirement benefits that would be received under the plan, computed on the basis of the specified average annual earnings and years of service. The table presents annual benefit amounts for remuneration above the current $160,000 since (a) the $160,000 maximum can increase with inflation and (b) prior to 1994 the maximum annual compensation limitation was more than $160,000.

    The number of full years of continuous service in the plan as of February 28, 1999 for Mr. Walters, Erickson and Graham were all less than one year. In June 1998, Mr. McCrady retired from the Company and received a lump sum benefit of $802,673. In July 1998, Mr. Ward retired from the Company and received $211,662 in lump sum early retirement benefits.

                      FIVE-YEAR PERFORMANCE COMPARISON (1)

    The graph below provides an indicator of cumulative total shareholder returns for the Company compared with the S&P 500 Stock Index and a Peer Group
(2).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             S&P 500   ENNIS BUSINESS FORMS, INC.   PEER GROUP
Feb. 1994         100                         100           100
Feb. 1995         107                          93           101
Feb. 1996         145                          79           132
Feb. 1997         182                          82           169
Feb. 1998         246                          84           153
Feb. 1999         295                          75           122

                                                                2/28/94      2/28/95      2/29/96      2/28/97      2/28/98
                                                              -----------  -----------  -----------  -----------  -----------
S&P 500.....................................................         100          107          145          182          246
Ennis Business Forms, Inc...................................         100           93           79           82           84
Peer Group..................................................         100          101          132          169          153

                                                                2/28/99
                                                              -----------
S&P 500.....................................................         295
Ennis Business Forms, Inc...................................          75
Peer Group..................................................         122

    Assumes $100 invested on February 28, 1994 in Ennis Business Forms, Inc. Common Stock, the S&P 500 Index and Peer Group common stock.

    Total shareholder returns assume reinvestment of dividends.

------------------------

(1) The data to prepare this performance comparison was obtained from Standard & Poor's Compustat Services, Inc.

(2) The Peer Group consists of the following publicly-held business forms manufacturers: Moore Corporation Ltd., The Standard Register Company, Wallace Computer Services, Inc., American Business Products, Inc., New England Business Services, Inc., The Reynolds & Reynolds Company and Ennis Business Forms, Inc. Duplex Products, Inc. was acquired in 1996 by The Reynolds & Reynolds Company but remains a part of the Peer Group for prior years.

                              CERTAIN TRANSACTIONS

    During fiscal year 1999, James C. Taylor, a director of the Company, provided certain consulting service to the Company's wholly-owned subsidiary, Connolly tool & Machine Co. with respect to certain internal organizational and management matters, for which Mr. Taylor was paid $7,000 and reimbursed for reasonable related expenses. Management believes that the terms of Mr. Taylor's engagement were no less favorable to the Company than could have been obtained from a comparably qualified unrelated third party.

                       SELECTION OF AUDITORS (PROPOSAL 2)

    The selection of independent auditors is to be ratified at the meeting and it is intended that persons named in the accompanying form of Proxy will vote for KPMG LLP, Certified Public Accountants, who have served continuously as auditors of the Company since fiscal 1959. The members of the Audit Committee of the Board of Directors, Messrs. Hartley, Mitchell, and Tankersley, join with the remaining members of the Board of Directors in recommending the ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending February 29, 2000. Representatives of the firm will be present at the Annual Meeting of shareholders to answer questions and to make any statements they wish to make regarding the Company's financial statements. Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the shares voting at the Annual Meeting.

          PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE
                         CUMULATIVE VOTING (PROPOSAL 3)

    Unless expressly prohibited by a corporation's articles of incorporation, the Texas Business Corporation Act permits a stockholder to cumulate his votes at any election for directors by giving one nominee as many votes as the number of directors to be elected multiplied by his shares equals, or by distributing such votes on the same principle among any number of such nominees. All stockholders may cumulate their votes if any stockholder gives notice of his intention to cumulate his votes in accordance with the Texas Business Corporation Act. A potential effect of cumulative voting is an increase in minority participation on a board of directors. In many instances a relatively small faction may obtain representation on the board.

    The Company's Articles of Incorporation do not presently prohibit cumulative voting. Accordingly, the Company's stockholders may, upon compliance with the notice requirement set forth in the Texas Business Corporation Act, cumulate their votes at any election for directors. If this proposal is approved by the Company's stockholders, cumulative voting at elections for directors will be prohibited. Stockholders will only have the right to vote the number of their respective shares for as many persons as there are directors to be elected. Directors will be elected by plurality vote.

    If approved by the stockholders, the Company's Articles of Incorporation will be amended to add the following:

        "CUMULATIVE VOTING. Cumulative voting by the stockholders of the corporation at any election for directors is expressly denied."

    The Board of Directors has approved and recommends that the stockholders approve a proposal to amend the Company's Articles of Incorporation to prohibit cumulative voting for the following reasons: (i) the potential introduction of a partisan on the Board is inconsistent with the notion that the Board should represent all interests in the corporation; (ii) a partisan director could cause disharmony which could reduce the efficiency of the Board; (iii) a partisan director could criticize management unreasonably so as to make management less willing to take risky, but desirable, action; (iv) a partisan director might leak confidential information; and (v) in practice, cumulative voting is frequently used to further narrow partisan goals, particularly to give an insurgent group a toehold in a corporation in an effort to obtain control. Although no shareholder of the Company has ever exercised the right to vote cumulatively, management believes it is in the Company's best interest to eliminate cumulative voting. Arguments in support of cumulative voting include: (i) cumulative voting is democratic in that it may permit persons with large but minority holdings to have a voice in the management of corporation; and (ii) the representation of as many viewpoints as possible on a corporation's board is desirable.

    The affirmative vote of the holders of two-thirds of the Company's outstanding Common Stock is required for the approval of this amendment to the Company's Article of Incorporation.

    The Board of Directors recommends a vote FOR this proposal.

                                 MISCELLANEOUS

    Management is not aware of any other matters that may be presented for action at the meeting. If any other matters should be presented at the meeting for which a vote may properly be taken, then the enclosed form of Proxy will be voted in such manner as the persons named in the Proxy shall in their discretion determine.

    The Company will upon written request furnish to any shareholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 28, 1999 filed with the Securities and Exchange Commission. Such written request should be directed to Harve Cathey, Secretary, Ennis Business Forms, Inc., 1510 N. Hampton, Suite 300, DeSoto, Texas 75115.

    If you do not expect to attend the meeting, please date, sign and return the Proxy at your earliest convenience. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated as it will save the expense of further mailing.

                             SHAREHOLDER PROPOSALS

    In order for proposals of shareholders to be considered for inclusion in the proxy statement and form of Proxy for the 1999 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company not less than 120 days in advance of May 21, 1999.

                                          By Order of the Board of Directors

                                          Harve Cathey
                                          SECRETARY

DeSoto, Texas
May 14, 1999

PROXY                                                                 PROXY

                             ENNIS BUSINESS FORMS, INC.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Keith S. Walters, Ronald M. Graham and Harve Cathey, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Ennis Business Forms, Inc. held of record by the undersigned at the close of business on April 15, 1999 at the Annual Meeting of Shareholders to be held June 17, 1999 or any adjournment thereof.


         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

                          ENNIS BUSINESS FORMS, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1.  ELECTION OF DIRECTORS FOR TERM ENDING IN 2002--
    NOMINEES: Joe R. Bouldin, James B. Gardner and Keith S. Walters.

                                        For All
    For                Withhold         (Except Nominee(s)
    All                   All           written below)

    / /                   / /           / /

    -------------------------------------------------------------------

2. Proposal to approve the selection of KPMG LLP as independent auditors for the fiscal year ending February 29, 2000.

    For                  Against       Abstain
    / /                   / /           / /

3. Proposal to amend Articles of Incorporation to eliminate cumulative voting.

    For                  Against       Abstain
    / /                   / /           / /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    For                  Against       Abstain
    / /                   / /           / /


                                      THIS PROXY WHEN PROPERLY EXECUTED WILL
                                      BE VOTED IN THE MANNER DIRECTED HEREIN
                                      BY THE UNDERSIGNED SHAREHOLDER. IF NO
                                      DIRECTION IS MADE, THIS PROXY WILL BE
                                      VOTED FOR PROPOSALS 1, 2 AND 3 AND IN
                                      THE PROXIES' DISCRETION ON MATTERS
                                      ARISING UNDER 4. THIS PROXY CONFERS
                                      DISCRETIONARY AUTHORITY UPON THE PROXIES
                                      TO CUMULATE VOTES FOR THE ELECTION
                                      OF THE NOMINEES FOR WHICH PROXY AUTHORITY
                                      IS GIVEN IF (a) CUMULATIVE VOTING
                                      IS THEN IN EFFECT, (b) ADDITIONAL PERSONS
                                      ARE NOMINATED AND (c) SUCH PROXIES
                                      DETERMINE THAT SUCH ACTION IS NECESSARY
                                      TO ELECT AS MANY OF MANAGEMENT'S NOMINEES
                                      AS POSSIBLE.


                                      PLEASE SIGN EXACTLY AS NAME APPEARS AT
                                      LEFT. WHEN SHARES ARE HELD BY JOINT
                                      TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                      AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                      TRUSTEE OR GUARDIAN, ETC., PLEASE GIVE
                                      FULL TITLE AS SUCH. IF A CORPORATION,
                                      PLEASE SIGN IN FULL CORPORATE NAME BY
                                      PRESIDENT OR OTHER AUTHORIZED OFFICER.
                                      IF A PARTNERSHIP, PLEASE SIGN IN
                                      PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                      DATED: ___________________________, 1999

                                      SIGNATURE ______________________________

                                      SIGNATURE IF HELD JOINTLY_______________



          - PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE -

                           YOUR VOTE IS IMPORTANT!

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.